FOR IMMEDIATE RELEASE

COMPANY CONTACT:	INVESTOR CONTACT:
Peter Derycz	Lippert/Heilshorn & Associates, Inc.
President & CEO	Jody Cain (jcain@lhai.com)
(310) 477-0354	(310) 691-7100

Derycz Scientific to Meet Growing Information Logistics
Demand in Europe through Acquisition of TAAG

Company Continues Expansion of
Customer Base and Physical Presence in Europe
Expected to Add $13 Million in Annual Revenues
Conference Call on Tuesday, March 1 at 11:00 a.m. Eastern Time

SANTA MONICA, Calif., February 28, 2011 – Derycz Scientific, Inc. (OTC Bulletin Board: DYSC), a company pioneering a fresh way of facilitating information flow from content publishers to enterprise customers and their constituents, today announced it has signed an agreement to acquire Techniques Appliquees aux Arts Graphiques, S.p.A. (TAAG) for 368,000 shares of Derycz common stock in addition to an earn-out.  The closing is expected to occur on March 31, 2011, and is subject to several conditions. Upon the acquisition of TAAG, a privately held company with headquarters outside Paris, Derycz will expand its European customer base and its presence in Europe.  The transaction, based on the unaudited financial statements of TAAG, is expected to increase Derycz’s annual consolidated revenues by more than 50%.

“At Derycz, we are following the Amazon and Netflix models where digital information and physical logistics capabilities are integrated in order to competitively differentiate and aggressively capture more market share,” said Derycz Scientific CEO Peter Derycz. “We realized the benefits of production and distribution logistics in the U.S. through our acquisition of Pools Press nearly four years ago, and now we will replicate that proven model in Europe through our acquisition of TAAG.”

TAAG offers printing, distribution and information logistics services with core competencies in the professional production and distribution of clinical trial kits and clinical articles reprints for the life sciences industry. Life science companies use scientific literature in evidence-based promotions and are increasingly seeking single-source suppliers to help them reach healthcare professionals and consumers both in mature and emerging markets. TAAG recorded unaudited revenues of approximately $13 million for its fiscal year ended December 31, 2010.  Based on TAAG's unaudited revenue numbers, and assuming revenues remain steady or increase in 2011, Derycz believes that TAAG will be immediately accretive to Derycz’s consolidated EBITDA and will have a positive impact on gross margin.

Under the terms of the proposed transaction, Derycz stock issued to the owners of TAAG will be subject to a three-year lock-up period.  The owners may receive additional payments in cash or Derycz stock, at Derycz’s discretion, over the next five years based on net income milestones.  TAAG founders Mario Vendemiati and Patrice Chambin will enter into employment agreements with TAAG and will continue to manage TAAG’s operations.

1524 Cloverfield Blvd., Suite E, Santa Monica, CA 90404 | P: +1 (310) 477-0354  F: +1 (323) 375-1576 | ReprintsDesk.com

TAAG was founded in 2000 and has 52 employees.  TAAG headquarters and a production facility are in Grigny, France, and the company has an off-site storage and distribution center in Douai, located in northern France.

Conference Call Information
Derycz Scientific will host an investment-community conference call tomorrow, Tuesday, March 1 beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss this announcement and answer questions.  To participate in the call please dial (800) 374-0746 from the U.S. or (706) 634-1575 from outside the U.S.  The call also will be available via live webcast on the company’s website at www.deryczscientific.com.

A webcast replay will be available on the Derycz Scientific website for 90 days.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation code 48502461.

About Derycz Scientific®
Derycz Scientific, Inc. develops companies, products, services and systems that facilitate the re-use of published content in a manner that helps organizations achieve their marketing, communication and research goals effectively and in compliance with copyright law and regulatory rules.  Its subsidiary companies include Reprints Desk and Pools Press.  Reprints Desk offers a one-stop solution for reprints, ePrints and single articles, and has delivered millions of articles worldwide.  Reprints Desk is an innovator in content retrieval and ePrint delivery, and its services are designed to help make effective use of published articles in a copyright-compliant manner.  Pools Press has excelled in the reprint market for more than 30 years.  It provides professionally printed articles from medical and technical journals; prints booklets, catalogs, pamphlets, direct mail pieces and newsletters; and works with publishers who wish to outsource a portion of or all of their reprints business.  For more information, please visit www.deryczscientific.com.

Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K.  The Company assumes no obligation to update the cautionary information in this release.

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1524 Cloverfield Blvd., Suite E, Santa Monica, CA 90404 | P: +1 (310) 477-0354  F: +1 (323) 375-1576 | ReprintsDesk.com